Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Bright Mountain Media, Inc. on Form S-8 (No. 333-204882) of our report dated April 12, 2019 on our audit of the consolidated financial statements as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 12, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

April 12, 2019